                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Under Rule 14a-12

                        INSpire INSURANCE SOLUTIONS, INC.
                (Name of Registrant As Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1)    Title of each class of securities to which transaction applies:

       (2)    Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
              $___________

       (4)    Proposed maximum aggregate value of transaction: $___________

       (5)    Total fee paid: $___________

[ ]    Fee paid previously with preliminary materials:  $_____________
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1)    Amount Previously Paid: $________________
       (2)    Form, Schedule or Registration Statement No.:__________________
       (3)    Filing Party:__________________________________________________
       (4)    Date Filed:______________________________

                       INSPIRE INSURANCE SOLUTIONS, INC.
                               300 BURNETT STREET
                          FORT WORTH, TEXAS 76102-2799

             NOTICE OF THE 2000 ANNUAL MEETING OF THE SHAREHOLDERS
                            TO BE HELD JUNE 23, 2000

To the Shareholders
of INSpire Insurance Solutions, Inc.:

     INSpire Insurance Solutions, Inc., a Texas corporation (the "Company" or "INSpire"), cordially invites you to attend the 2000 annual meeting of its shareholders at INSpire's corporate headquarters, 300 Burnett Street, Fort Worth, Texas 76102-2799, on June 23, 2000, at 10:00 a.m. Central Standard Time, for the following purposes:

          (1) To elect three directors to INSpire's Board of Directors;

          (2) To ratify the appointment of Deloitte & Touche LLP as the independent auditors of INSpire's financial statements for the year ended December 31, 2000; and

          (3) To transact such other business as may properly come before the annual meeting or any adjournments thereof.

     The Board of Directors of INSpire has established the close of business on April 28, 2000 as the record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting or any adjournment thereof. Any shareholder may examine the list of shareholders as of the record date at INSpire's office in Fort Worth, Texas, during regular business hours on any business day before the annual meeting or any adjournment thereof.

     WE URGE SHAREHOLDERS, WHETHER OR NOT THEY PLAN TO ATTEND THE ANNUAL MEETING, TO SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. IF A SHAREHOLDER WHO HAS SUBMITTED A PROXY ATTENDS THE ANNUAL MEETING IN PERSON, THAT SHAREHOLDER MAY REVOKE THE PROXY AND VOTE IN PERSON ON ALL MATTERS SUBMITTED AT THE ANNUAL MEETING.

                                            By Order of the Board of Directors

                                            /s/ JEFFREY W. ROBINSON

                                            Jeffrey W. Robinson
                                            President and Chief Operating
                                            Officer

May 17, 2000
Fort Worth, Texas

                       INSPIRE INSURANCE SOLUTIONS, INC.
                               300 BURNETT STREET
                          FORT WORTH, TEXAS 76102-2799

                                PROXY STATEMENT

                    2000 ANNUAL MEETING OF THE SHAREHOLDERS
                            TO BE HELD JUNE 23, 2000

                                  INTRODUCTION

     The board of directors (the "Board of Directors") of INSpire Insurance Solutions, Inc., a Texas corporation (the "Company" or "INSpire"), hereby solicits your proxy on behalf of INSpire for use at the 2000 annual meeting of INSpire's shareholders and any continuation of this meeting pursuant to any adjournment thereof (the "Annual Meeting"). The Annual Meeting will be held at INSpire's corporate headquarters, 300 Burnett Street, Fort Worth, Texas 76102-2799, on June 23, 2000, at 10:00 a.m. Central Standard Time.

     INSpire's principal executive office is located at 300 Burnett Street, Fort Worth, Texas 76102-2799. INSpire's telephone number is (817) 348-3900.

     INSpire mailed this proxy statement (this "Proxy Statement") and the accompanying proxy card (the "Proxy Card") on or about May 17, 2000. The date of this Proxy Statement is May 17, 2000.

                         PURPOSES OF THE ANNUAL MEETING

     At the Annual Meeting, the holders of record (the "Shareholders") of shares of common stock, par value $0.01 per share (the "Common Stock"), of INSpire on April 28, 2000 will vote upon the following matters:

          (1) The proposal to elect Harry E. Bartel, John F. Pergande and Greg
     B. Kent as directors to INSpire's Board of Directors;

          (2) The ratification of the appointment by the Board of Directors of Deloitte & Touche LLP as the independent auditors of INSpire's financial statements for the year ended December 31, 2000; and

          (3) The transaction of such other business as may properly come before the Annual Meeting.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that you vote "FOR" each of:

          (1) The election of Harry E. Bartel, John F. Pergande and Greg B. Kent as directors to INSpire's Board of Directors;

          (2) The ratification of the appointment by the Board of Directors of Deloitte & Touche LLP as the independent auditors of INSpire's financial statements for the year ended December 31, 2000.

                             RECORD DATE AND VOTING

RECORD DATE

     The Board of Directors has established the close of business on April 28, 2000 (the "Record Date"), as the record date for determining the Shareholders entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, INSpire had 19,138,001 shares of Common Stock outstanding. INSpire did not have any other shares of capital stock outstanding on the Record Date.

QUORUM, REQUIRED VOTE AND VOTING RIGHTS

     Quorum. The presence, in person or by proxy, of Shareholders holding a majority of the outstanding shares of Common Stock on the Record Date will constitute a quorum at the Annual Meeting. Shares that are represented at the Annual Meeting but abstain from voting on any or all matters and shares that are "broker non-votes" (shares held by brokers or nominees as to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners thereof or persons entitled to vote thereon) will be counted in determining whether a quorum is present at the Annual Meeting. The election inspectors appointed for the Annual Meeting will determine the number of shares of Common Stock present at the meeting, determine the validity of proxies and ballots, determine whether or not a quorum is present, and count all votes and ballots. Unless a quorum is present at the Annual Meeting, no action may be taken at the meeting except the adjournment thereof until a later time.

     Required Vote. To elect a nominee for director, a plurality of the votes cast (in person or by proxy) is required. Therefore, if you abstain from voting in the election of a director, your abstention will not affect the outcome of that election. A majority of the shares of Common Stock entitled to vote and present in person or by proxy is required to ratify the appointment by the Board of Directors of Deloitte & Touche LLP as the independent auditors of INSpire's financial statements for the year ended December 31, 2000. If you abstain from voting on this proposal, your abstention will have the effect of a negative vote with respect to this proposal because this proposal requires the affirmative vote of a majority of shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Broker non-votes will be treated as not present and not entitled to vote with respect to each applicable proposal. Therefore, broker non-votes will have no effect on the outcome of any of the proposals, including the election of directors.

     Voting Rights. With respect to each proposal, each Shareholder will be entitled to one vote per share of Common Stock held as of the Record Date by such Shareholder.

PROXIES

     Jeffrey W. Robinson and R. Earl Cox, III, the persons named as proxies on the Proxy Card accompanying this Proxy Statement, were selected by the Board of Directors to serve as proxies (collectively, the "Proxyholders"). Each executed and returned Proxy Card will be voted according to the directions indicated on that Proxy Card. If no direction is indicated, the proxy will be voted according to the Board of Directors' recommendations, which are contained in this Proxy Statement.

     The Board of Directors does not intend to present, and has no information that others will present, any business at the Annual Meeting that requires a vote on any other matter. If any other matter requiring a vote properly comes before the Annual Meeting, the Proxyholders will vote the proxies that they hold in accordance with their best judgment, including voting them to adjourn the Annual Meeting to another time if a quorum is not present at the Annual Meeting or if they believe that an adjournment is in the best interests of INSpire.

     Each Shareholder giving a proxy has the power to revoke it at any time before the shares of Common Stock it represents are voted. This revocation is effective upon receipt, at any time before the Annual Meeting is called to order, by the Secretary of INSpire of either (i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date than the preceding proxy. Additionally, a Shareholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.

SHAREHOLDER LIST

     A list of Shareholders entitled to vote at the Annual Meeting, which will be arranged in alphabetical order and which will show each Shareholder's address and the number of shares registered in his or her name, will be open to any Shareholder to examine for any purpose related to the Annual Meeting. Any Shareholder may examine this list during ordinary business hours commencing May 17, 2000, and continuing through the date of the Annual Meeting at the principal office of INSpire, 300 Burnett Street, Fort Worth, Texas, 76102-2799.

SOLICITATION AGENT AND CERTAIN REIMBURSEMENTS

     INSpire will bear the cost to solicit proxies. INSpire has retained Morrow & Co., Inc. (the "Solicitation Agent") to solicit proxies for the Annual Meeting. The Solicitation Agent may solicit proxies from the Shareholders and other persons in person or by mail, facsimile transmission, telephone, personal interview, or any other means. INSpire will pay the Solicitation Agent a fee of $4,000 and reimburse it for its out-of-pocket expenses in connection with this solicitation. INSpire also will reimburse banks, brokers, custodians, fiduciaries, nominees, securities dealers, trust companies, and other persons for the reasonable expenses that they incur when forwarding this Proxy Statement and the accompanying materials to the beneficial owners of shares of Common Stock. INSpire's directors and officers also may solicit proxies from Shareholders and other persons by any of the means described above. INSpire will not pay these directors and officers any extra compensation for participating in this solicitation.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

GENERAL

     Three directors are to be elected at the Annual Meeting. Harry E. Bartel, John F. Pergande and Greg B. Kent have been nominated to serve as director and, if elected will serve for a term of three (3) years that expires at the annual meeting of shareholders to be held in 2003. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT TO SERVE AS DIRECTORS OF INSPIRE. See "--Nominees" below.

     The four remaining directors, whose terms of office expire in 2001 and 2002, will continue to serve after the Annual Meeting until their respective terms of office expire or their successors are duly elected and qualified. See "-- Other Directors" below.

NOMINEES

     Harry E. Bartel, age 57, has served as a director of INSpire since 1996, and his current term as director expires at the 2000 Annual Meeting. Mr. Bartel has been a partner with the law firm of Cantey & Hanger, LLP since 1968.

     John F. Pergande, age 37, is nominated to serve as a director to replace the vacancy created with the resignation of F. George Dunham, III on May 3, 2000. Mr. Pergande has served as the vice president of Buena Holdings Genpar, Inc., which is the general partner of the entity which is the general partner of Buena Venture Associates, L.P., since 1998. Prior to this position, Mr. Pergande was the chief financial officer of Pyramid Services, Inc. from 1997 to 1998. From 1995 to 1997, Mr. Pergande was a member of the Corporate Finance Group of Electronic Data Systems, Inc. Prior to 1995, Mr. Pergande was a corporate banker for Citibank.

     Greg B. Kent, age 52, is nominated to serve as a director to fill the additional board seat created by the Board of Directors in May 2000. Mr. Kent has served as the risk manager for Bass Enterprises Production Co. since 1989. Mr. Kent served as a director of National Reinsurance Corporation from 1991 through 1996.

OTHER DIRECTORS

     The following persons will continue to serve as directors of INSpire after the Annual Meeting until their terms of office expire (as indicated below) or until their successors are elected and qualified.

                                                  POSITION             SERVED AS       TERM
NAME                                 AGE        WITH COMPANY         DIRECTOR SINCE   EXPIRES
----                                 ---        ------------         --------------   -------
Daniel E. Berce....................  46    Director                       1999         2001
R. Earl Cox, III...................  66    Director                       1996         2001
Mitch S. Wynne.....................  41    Director                       1997         2002
Jeffrey W. Robinson................  42    Director, President and        2000         2002
                                           Chief Operating Officer

     Mr. Berce has served as a director of INSpire since March 1999, and his current term as director expires in 2001. Mr. Berce has served as Vice Chairman of AmeriCredit Corp., a publicly traded consumer finance company ("AmeriCredit"), since November 1996. Mr. Berce has served as Chief Financial Officer and a director of AmeriCredit since May 1990, and Treasurer of AmeriCredit from May 1990 to November 1996. Mr. Berce has also served as a director of Curative Health Services, Inc., a publicly traded health services company, since February 2000. Previously, Mr. Berce was a partner with PricewaterhouseCoopers LLP.

     Mr. Cox has served as a director of INSpire since 1996, and his current term as director expires in 2001. Since 1977, Mr. Cox has served as president of R.E. Cox Realty Co. and has been a co-owner of OFCO Office Furniture, Inc. since 1985. Mr. Cox has served as a director of KBK Capital Corp., a factoring company, since 1995 and a director of Tandycraft, Inc., a manufacturer and retailer of craft products, since 1985. Mr. Cox served as Chairman of the Board of Tandycraft, Inc. from 1985 until November 1999.

     Mr. Wynne has served as a director of INSpire since March 1997, and his current term as director expires in 2002. Mr. Wynne has owned and operated Wynne Petroleum Company, an oil and gas production company, for more than five years.

     Jeffrey W. Robinson was appointed as a director and President and Chief Operating Officer by the Board of Directors effective January 7, 2000. His current term as director expires in 2002. Mr. Robinson previously served as Executive Vice President -- Outsourcing of INSpire since June 1997. From November 1996 to June 1997, Mr. Robinson served as Vice President -- Policy Life Cycle of INSpire, the Millers Mutual Fire Insurance Company ("Millers Insurance") and Millers Casualty Insurance Company ("Millers Casualty"). From 1985 to November 1996, Mr. Robinson served in various management positions with Policy Management Systems Corporation ("PMSC"), including Vice President of the Risk Services Division. Prior to 1985, Mr. Robinson served in various management and business operations positions for Home Insurance Company.

     William J. Smith, III, whose term as director was scheduled to expire in 2002, resigned from the Board of Directors effective January 7, 2000. Mr. Smith served as President, Chief Operating Officer and a director of INSpire from April 1998 to January 2000.

     F. George Dunham, III, whose term as director was scheduled to expire in 2000, resigned from the Board of Directors effective May 3, 2000. Mr. Dunham served as Chief Executive Officer and a director of INSpire from its inception in 1995.

EXECUTIVE OFFICERS

     Set forth below is a table identifying executive officers of INSpire who are not identified herein as a director or nominee for director.

NAME                                    AGE           POSITION WITH COMPANY
----                                    ---           ---------------------
John C. Aldredge......................  54    Executive Vice President and Chief
                                                Technology Officer
Ronald O. Lynn........................  62    Executive Vice President and Chief
                                                Information Officer
Robert K. Agazzi......................  56    Executive Vice President -- Software
                                              and Systems
James P. Strickland...................  33    Senior Vice President -- Sales and
                                                Marketing

     Mr. Aldredge has served as Executive Vice President and Chief Technology Officer of INSpire since September 1999, and previously served as Senior Vice President -- Research and Development of INSpire since September 1998. From January 1996 to September 1998, Mr. Aldredge served as Senior Vice President for Technology Services for Insurance Technology Services, Inc., an insurance systems integration and consulting firm. From 1993 to December 1995, Mr. Aldredge served as the Chief Information Officer of the Texas Workers Compensation Insurance Fund. Before 1993, he served as an officer of several software companies and Chief Information Officer of the City of Lubbock, Texas.

     Mr. Lynn has served as Executive Vice President and Chief Information Officer of INSpire since March 1997 and, from March 1996 to March 1997, as Vice President of INSpire. Mr. Lynn also served as Executive Vice President and Chief Information Officer from March 1997 to June 1997 and as Vice President from 1993 to March 1997 of Millers Insurance and Millers Casualty. From 1992 to 1993, Mr. Lynn served as Vice President of Harco National Insurance Company, where he was responsible for computer related functions. From 1988 to 1992, Mr. Lynn served as Assistant Vice President of Property and Casualty Processing Services for PMSC.

     Mr. Agazzi has served as Executive Vice President -- Software and Systems of INSpire since July 1997. Mr. Agazzi served as President of Strategic Data Systems, Inc. ("SDS") from 1989 until July 1997 and as Vice
President -- Marketing of SDS from 1983 to 1989. Prior to 1983, Mr. Agazzi served in various management positions with PMSC and several insurance and software development companies.

     Mr. Strickland has served as Senior Vice President -- Sales and Marketing of INSpire since January 1998. From 1996 to January 1998, Mr. Strickland served as Vice President of Integrated Business Services of Computer Sciences Corporation (formerly The Continuum Company, Inc.), a software development and policy and claims administration company for property and casualty and life insurance companies. From 1992 to 1996, Mr. Strickland served as Vice President of Outsourcing Services for The Continuum Company, Inc. From 1988 to 1996, Mr. Strickland served as Director of Outsourcing Sales Support for Electronic Data Systems.

                                   MANAGEMENT

     Amounts and prices related to shares of Common Stock have been adjusted to give effect to a three-for-two stock split of the Common Stock, effected in the form of a stock dividend, paid on August 17, 1998.

EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation with respect to the Chief Executive Officer of INSpire and INSpire's four most highly compensated executive officers other than the Chief Executive Officer (the "named executive officers") for services rendered during 1999, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                           COMPENSATION
                                                                           ------------
                                              ANNUAL COMPENSATION(1)        SECURITIES
                                           -----------------------------    UNDERLYING       ALL OTHER
                                           YEAR   SALARY($)     BONUS($)    OPTIONS(#)    COMPENSATION($)
                                           ----   ---------     --------   ------------   ---------------
F. George Dunham, III(2).................  1999    400,000           --            --              --
  Chief Executive Officer                  1998    391,667           --       270,000              --
  and Chairman of the Board                1997    175,000(3)   175,000     1,397,309              --

William J. Smith, III....................  1999    325,000           --        50,000         100,000(5)
  President and Chief Operating            1998    216,667(6)        --       375,000         199,332(7)
    Officer(4)

Jeffrey W. Robinson......................  1999    210,000           --        75,000              --
  President and Chief Operating            1998    127,500           --        45,000              --
  Officer(4)                               1997    115,000       57,500       237,543              --

Kenneth J. Meister.......................  1999    275,000(8)        --       300,000         105,603(9)
  Executive Vice President
  and Chief Financial Officer

James P. Strickland......................  1999    152,500      150,000        25,000              --
  Senior Vice President --                 1998    130,000(10)       --       112,500              --
  Sales and Marketing

---------------

 (1) Does not include "Other Annual Compensation" because amounts of certain perquisites and other noncash benefits provided by INSpire did not exceed the lesser of $50,000 or 10% of the total annual base salary and bonus disclosed in this table for the respective officer.

 (2) Mr. Dunham resigned from his positions with INSpire effective as of May 3, 2000. See "Certain Transactions."

 (3) Represents salary paid to Mr. Dunham for the six months ended December 31, 1997. Mr. Dunham was compensated by Millers Insurance for the six months ended June 30, 1997.

 (4) Mr. Robinson succeeded Mr. Smith as President and Chief Operating Officer of INSpire upon Mr. Smith's resignation effective January 7, 2000. Mr. Robinson served as Executive Vice President -- Outsourcing prior to January 7, 2000.

 (5) Represents deferred compensation paid to Mr. Smith pursuant to his employment agreement.

 (6) Represents salary paid to Mr. Smith during 1998 since his employment with INSpire began in April 1998.

 (7) Represents moving expenses and a one-time bonus paid to Mr. Smith in connection with his employment with INSpire.

 (8) Mr. Meister began employment with INSpire in January 1999 and resigned his position effective March 31, 2000.

 (9) Represents moving expenses and club dues paid on behalf of Mr. Meister in connection with his employment with INSpire.

(10) Represents salary paid to Mr. Strickland during 1998 since his employment with INSpire began in January 1998.

     The following table sets forth certain information concerning the options granted to the named executive officers during 1999. For additional information on and certain terms of options, see "-- Stock Option Plan."

                       OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
                         --------------------------------------------------------------   POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                         NUMBER OF      % OF TOTAL                 MARKET                 ANNUAL RATES OF STOCK
                         SECURITIES      OPTIONS                  PRICE ON                 PRICE APPRECIATION
                         UNDERLYING     GRANTED TO     EXERCISE   DATE OF                 FOR OPTION TERM($)(2)
                          OPTIONS      EMPLOYEES IN     PRICE      GRANT     EXPIRATION   ---------------------
                         GRANTED(#)   FISCAL YEAR(1)    ($/SH)     ($/SH)       DATE         5%          10%
                         ----------   --------------   --------   --------   ----------   ---------   ---------
William J. Smith,
  III..................    50,000(3)         4          15.38      15.38       1/27/05      261,449     593,138
Jeffrey W. Robinson....    75,000(4)         7           4.11       4.11      12/21/05      104,809     237,776
Kenneth J. Meister.....   300,000(5)        27          16.13      16.13       1/11/05    1,645,213   3,732,426
James P. Strickland....    25,000(4)         2           4.11       4.11      12/21/05       34,936      79,259

---------------

(1) Options to purchase a total of 1,121,500 shares of Common Stock were granted to employees in 1999.

(2) The amounts under the columns labeled "5%" and "10%" are included by the Company pursuant to certain rules promulgated by the Securities and Exchange Commission (the "SEC") and are not intended to forecast future appreciation, if any, in the price of the Common Stock. Such amounts are based on the assumption that the named persons hold the options for the full term of the options. The actual value of the options will vary in accordance with the market price of the Common Stock.

(3) Options are subject to a five-year vesting schedule, with one-fifth becoming exercisable on each of the first five anniversaries of the date of grant.

(4) Options are subject to a three-year vesting schedule, with one-third becoming exercisable on each of the first three anniversaries of the date of grant.

(5) Options are subject to a four-year vesting schedule, with one-fifth becoming exercisable on the date of grant and one-fifth becoming exercisable on each of the first four anniversaries of the date of grant.

     The following table sets forth certain information concerning options exercised in 1999 by the named executive officers and all unexercised options held by the named executive officers as of December 31, 1999. The value of unexercised in-the-money options at fiscal year-end is based on the closing price of the Common Stock of $4.59 on December 31, 1999. For additional information on and certain terms of such options, see "-- Stock Option Plan."

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                                  NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                     SHARES                              OPTIONS                IN-THE-MONEY OPTIONS
                                    ACQUIRED                      AT FISCAL YEAR-END(#)         AT FISCAL YEAR-END($)
                                       ON           VALUE      ---------------------------   ---------------------------
                                   EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                   -----------   -----------   -----------   -------------   -----------   -------------
F. George Dunham, III............      --            --         1,042,846       270,000        520,777            --
William J. Smith, III............      --            --                --            --             --            --
Jeffrey W. Robinson..............      --            --           143,418       159,126        315,792        36,375
Kenneth J. Meister...............      --            --            60,000       240,000             --            --
James P. Strickland..............      --            --            22,500       115,000             --        12,125

     The following table sets forth certain information concerning all repricings between the date of INSpire's initial public offering and December 31, 1999 of options that were held by any executive officer at the time of the repricing. In addition to the options repricings set forth below, a total of 27,500 directors' options held by Messrs. Bartel, Berce, Cox and Wynne were repriced to an exercise price of $6.00 as of December 21, 1999. For additional information regarding the basis for options repricings, see "Joint Report of the Compensation Committee and the Board of Directors on Executive
Compensation -- 1999 Compensation."

                          TEN-YEAR OPTIONS REPRICINGS

                                                                                                      LENGTH OF
                                             NUMBER OF                                                ORIGINAL
                                            SECURITIES    MARKET PRICE                               OPTION TERM
                                            UNDERLYING      OF STOCK     EXERCISE PRICE     NEW       REMAINING
                                              OPTIONS      AT TIME OF      AT TIME OF     EXERCISE   AT DATE OF
                                    DATE    REPRICED(#)   REPRICING($)    REPRICING($)    PRICE($)    REPRICING
                                  --------  -----------   ------------   --------------   --------   -----------
Jeffrey W. Robinson.............  12/21/99    97,813          4.11            8.00          6.00      44 months
  President and Chief Operating   12/21/99    45,000          4.11           22.00          6.00      52 months
  Officer
John C. Aldredge................  12/21/99    50,000          4.11           21.06          6.00      56 months
  Executive Vice President and
  Chief Technology Officer
Ronald O. Lynn..................  12/21/99    97,813          4.11            8.00          6.00      44 months
  Executive Vice President and    12/21/99     9,693          4.11           22.17          6.00      39 months
  Chief Information Officer
Robert K. Agazzi................  12/21/99    58,813          4.11            8.00          6.00      44 months
  Executive Vice President --
  Software and Systems
James P. Strickland.............  12/21/99    75,000          4.11           13.96          6.00      48 months
  Senior Vice President -- Sales  12/21/99    37,500          4.11           22.00          6.00      52 months
  and Marketing

EMPLOYMENT AND INDEMNIFICATION AGREEMENTS

     INSpire entered into an employment agreement with Mr. Robinson in July 1997, which was amended in January 1998. This agreement terminates in June 2000. On April 1, 2000, INSpire entered into a new employment agreement with Mr. Robinson to be effective July 1, 2000. This agreement extends until July 1, 2003. Pursuant to this agreement, Mr. Robinson will receive an annual salary of $300,000, subject to adjustments. In addition to the salary, Mr. Robinson is entitled to participate in INSpire's Bonus Plan for the remainder of his employment agreement and is granted options to purchase shares of Common Stock under the Second Amended and Restated 1997 Stock Option Plan (the "Stock Option Plan"). Under this agreement, Mr. Robinson is subject to noncompetition, nonsolicitation and confidentiality provisions.

     Pursuant to this agreement, if Mr. Robinson is terminated by INSpire without notice or for any reason other than for cause, Mr. Robinson is entitled to a severance payment in an amount equal to the salary he would have received for the remainder of the term of his employment. The employment agreement also provides that if there is a "change of control" of INSpire, he shall be paid, for the term of his employment agreement plus a period of two years thereafter, his annual "cash compensation" (which is based upon his average cash compensation for the two years prior to such change of control), along with an annual amount equal to 50% of such average annual cash compensation (the "Bonus"). The total amount, however, cannot exceed the amount that would cause such payment to be deemed a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended. The agreement also provides that the payments to Mr. Robinson will cease if he is terminated for cause or in the event of reasonable proof of any violation of the noncompetition or confidentiality provisions of his employment agreement. Also, if following a change of control Mr. Robinson voluntarily terminates employment for other than good reason (as defined in the employment agreement), his annual cash compensation and Bonus will be payable for only one year following such termination.

     In July 1997, INSpire entered into an employment agreement with Mr. Dunham, which was amended in January 1998. The agreement provided for an annual salary of $350,000. The term of the employment agreement extended until June 2000. Mr. Dunham's employment agreement also provided that if there was a change in control, Mr. Dunham would be paid for the term of his employment agreement plus a period of two years thereafter, along with an annual bonus amount of 50% of his average annual cash compensation.

Mr. Dunham resigned his employment with INSpire effective May 3, 2000 and entered into a Separation Agreement with INSpire, whereby INSpire has paid Mr. Dunham $1.3 million. See "Certain Transactions."

     In April 1998, INSpire entered into a five-year employment agreement with Mr. Smith, which provided for an annual salary of $325,000. Mr. Smith's employment agreement also provided that: (i) he would be entitled to five equal annual installments of $100,000 in cash on each April 28 during the term of his employment agreement provided he is employed on such date, and (ii) in the event his employment agreement was terminated for any reason other than cause (as defined in his employment agreement) prior to April 27, 2003, he would be entitled to an additional one-time cash payment, the amount of which depended on the date of such termination. Mr. Smith resigned his employment with INSpire effective January 7, 2000, and received a one-time cash payment of $375,000 and severance compensation equal to one year's salary. Mr. Smith was granted stock options to purchase 425,000 shares of Common Stock under the Stock Option Plan, all of which were canceled pursuant to an agreement between Mr. Smith and the Company effective December 10, 1999.

     In January 1999, INSpire entered into a three-year employment agreement with Mr. Meister, which provided for an annual salary of $275,000. Mr. Meister resigned his employment with INSpire effective March 31, 2000, and received a one-time severance payment upon his termination equal to his annual salary. Mr. Meister was granted stock options to purchase 300,000 shares of Common Stock under the Stock Option Plan. Pursuant to the terms of the Stock Option Plan, Mr. Meister's unexercisable options were canceled on his termination date, and any outstanding exercisable options will be canceled 60 days after his termination date.

     INSpire has entered into indemnification agreements with each of its directors. Each indemnification agreement provides that INSpire shall indemnify the director against certain liabilities and expenses actually and reasonably incurred by the director in connection with any threatened, pending or completed action, suit or proceeding, including an action by or on behalf of shareholders of INSpire or by or in the right of INSpire, to which the director is, or is threatened to be made, a party by reason of his status as a director, provided that such individual did not derive an improper benefit, such individual did not commit acts or omissions that were not in good faith or that involved intentional misconduct or a knowing violation of the law, or such indemnification is not otherwise disallowed under Texas law.

EMPLOYEE BENEFIT PLANS

     Millers Insurance has a defined benefit pension plan that covered the employees of INSpire. INSpire and Millers Insurance have reached an agreement that provides for the assets of this plan attributable to INSpire's employees to be handled in the same manner as those assets attributable to terminated employees who were 100% vested under such plan. Under the defined benefit pension plan, participating employees of INSpire receive benefits as follows. With respect to normal and late retirement benefits, a participating employee who retires after age 65 will receive an annuity for life, payable monthly in an amount determined actuarially on the basis of the participating employee's account balance at age 65. A participant's account balance is equal to the present value of his accrued benefit on July 1, 1996, calculated using an 8% interest rate plus quarterly additions to the account equal to 5% of quarterly considered compensation plus an interest credit equal to the rate on one-year U.S. Treasury securities (but not greater than 30-year U.S. Treasury securities). With respect to early retirement benefits, a participating employee who retires on or after age 55 and before his normal retirement age is eligible to receive an annuity for life, commencing at age 65 and payable monthly in an amount equal to the amount calculated above for normal retirement benefits, provided, however, that if such employee so elects, such employee may receive a reduced pension benefit beginning on his elected retirement date. As of the date of this Proxy Statement, the estimated annual benefit payable upon retirement at normal retirement age under the defined benefit pension plan for Mr. Dunham is expected to be $10,789. Messrs. Smith, Robinson, Meister and Strickland were not participants in the defined benefit pension plan, and therefore will not receive any payments upon retirement under such plan.

     In addition, INSpire maintains a defined contribution plan for its employees that is qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended.

STOCK OPTION PLAN

     A total of 4,500,000 shares of Common Stock has been reserved for issuance pursuant to the Stock Option Plan. The Stock Option Plan was initially adopted by the Board of Directors in March 1997, amended and restated by the Board of Directors in July 1997, amended by the Board of Directors effective as of July 30, 1997, and amended and restated by the Board of Directors in February 1998. The Stock Option Plan was administered by the Board of Directors through January 27, 1998 and thereafter has been administered by the Compensation Committee. Both nonqualified stock options and incentive stock options (as defined in the Internal Revenue Code) may be granted under the Stock Option Plan. Incentive stock options granted under the Stock Option Plan may be exercised solely by the grantee, or in the case of a grantee's death or incapacity, by the grantee's executors, administrators, guardians or other legal representatives and are not assignable or transferable by such grantee. Nonqualified stock options may be transferred to certain permitted transferees under the Stock Option Plan.

DIRECTOR STOCK OPTION PLAN

     In July 1997, the Board of Directors adopted the 1997 Director Stock Option Plan, which was amended by the Board of Directors in February 1998 (the "Director Plan"). The Director Plan is administered by the Board of Directors. A total of 75,000 shares of Common Stock has been reserved for issuance pursuant to the Director Plan.

     Each new nonemployee director who is elected (or appointed to fill any vacancy) as a director of INSpire will be granted options under the Director Plan to purchase 3,750 shares of Common Stock at the fair market value of the Common Stock on the date of grant. Also, each nonemployee director who has previously been granted options under the Director Plan will be granted additional options under the Director Plan to purchase 375 shares of Common Stock on the day immediately after each annual meeting of shareholders of INSpire subsequent to the time at which such nonemployee director is first elected or appointed as a director of INSpire if such nonemployee director continues to serve as a director on such date of grant. The options under the Director Plan will vest and be exercisable as of the date of grant. Options granted under the Director Plan may be exercised solely by the grantee, or in the case of a grantee's death or incapacity, by the grantee's executors, administrators, guardians or other legal representatives, and are not assignable or transferable by such grantee, except for certain permitted transfers subject to the prior consent of the Board of Directors.

EMPLOYEE STOCK PURCHASE PLAN

     In July 1997 the Board of Directors adopted INSpire's 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan"), under which a total of 637,500 shares of Common Stock has been reserved for issuance. Any employee who has been employed by INSpire for 90 days is eligible to participate in offerings under the Stock Purchase Plan.

     In 1999, INSpire implemented two semiannual offerings of Common Stock, beginning on January 1 and July 1, of 75,000 shares of Common Stock each. Pursuant to such offerings, 18,455 and 30,691 shares of Common Stock, respectively, were purchased by participants under the Stock Purchase Plan. INSpire anticipates that the Stock Purchase Plan will be further implemented by four additional semiannual offerings of Common Stock beginning on January 1 and July 1 for each of the years 2000 and 2001. The maximum number of shares issued in each semi-annual offering will be 75,000 shares plus the number of unissued shares from prior offerings under the Stock Purchase Plan.

     On the commencement date of each offering under the Stock Purchase Plan, a participating employee will be deemed to have been granted an option to purchase a maximum number of shares of Common Stock equal to (i) the percentage of the employee's base pay that such employee has elected to be withheld (not to exceed 10%), (ii) multiplied by such employee's base pay during the period of such offering and (iii) divided by the lower of 85% of the closing market price of the Common Stock on the applicable offering commencement date or 85% of the closing market price of the Common Stock on the offering termination date. Options held by a participant shall be exercisable only by that participant.

     No employee may be granted options to participate in the Stock Purchase Plan if, as a result of such grant, such employee would (i) own stock or hold options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of INSpire or (ii) have rights to purchase stock under all employee stock purchase plans of INSpire that accrue at a rate in excess of $25,000 in fair market value for any calendar year.

1998 ANNUAL BONUS PLAN

     In January 1998, the Board of Directors adopted the 1998 Annual Bonus Plan, which is administered by the Compensation Committee of the Board of Directors. The Compensation Committee may designate earnout periods and, for each such earnout period, the performance goal, participants, performance award for each such participant and the award percentage of the performance award for each such participant for various degrees of achievement of such performance goal. At the end of each earnout period, based on a comparison of the actual performance of INSpire over such earnout period to the applicable performance goal, each participant shall receive a lump sum cash award within 75 days after the issuance of INSpire's audited financial statements corresponding to such earnout period. This lump sum cash payment shall be an amount equal to the performance award designated for such participant for such earnout period multiplied by the award percentage corresponding to the extent to which such performance goal was achieved. No performance awards were paid for the years ended December 31, 1999 or 1998 under the 1998 Annual Bonus Plan.

MEETINGS OF THE BOARD OF DIRECTORS

     During the year ended December 31, 1999, the Board of Directors held 12 formal meetings. Each of the directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which such director served.

COMMITTEES OF THE BOARD OF DIRECTORS

     INSpire has an Audit Committee and a Compensation Committee. INSpire has not established a formal nominating committee. The Audit Committee currently is comprised of Messrs. Bartel, Cox and Wynne and is responsible for reviewing the independence, qualifications and activities of INSpire's independent certified accountants and INSpire's financial policies, control procedures and accounting staff. The Audit Committee recommends to the Board of Directors the appointment of the independent certified public accountants and reviews and approves INSpire's financial statements. The Audit Committee held no formal meetings in 1999. The Compensation Committee currently is comprised of Messrs. Bartel, Berce, Cox and Wynne and is responsible for establishing the compensation of INSpire's directors, officers and other managerial personnel, including salaries, bonuses, termination agreements and other executive officer benefits as well as certain grants of stock options. The Compensation Committee held three formal meetings in 1999. See "Joint Report of the Compensation Committee and the Board of Directors on Executive Compensation."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 1999, INSpire's Compensation Committee was comprised of Harry E. Bartel, Daniel E. Berce, R. Earl Cox, III and Mitch S. Wynne, each of whom is an outside independent director and none of whom is currently or was formerly an officer or employee of INSpire or any of its affiliates.

DIRECTOR COMPENSATION

     Directors who are executive officers or employees of INSpire receive no compensation as such for service as members of either the Board of Directors or committees thereof. Directors who are not executive officers or employees of INSpire receive an annual fee of $15,000, plus $1,000 per meeting of the Board of Directors attended, $300 per committee meeting attended and reimbursement for travel expenses to attend such meetings. Directors who serve as chairman of a committee receive an additional annual fee of $3,000. The nonemployee directors are also eligible to receive options to purchase Common Stock under the Director Plan. See "-- Director Stock Option Plan."

                                JOINT REPORT OF
                           THE COMPENSATION COMMITTEE
                                      AND
                             THE BOARD OF DIRECTORS
                                       ON
                             EXECUTIVE COMPENSATION
                               FEBRUARY 18, 2000

GENERAL

     In 1999, the Compensation Committee was comprised of Messrs. Bartel, Berce, Cox and Wynne, each of whom is an outside independent director and none of whom is currently or was formerly an officer or employee of INSpire or any of its affiliates.

     The Compensation Committee is responsible for establishing the compensation of INSpire's directors, officers and other managerial personnel, including salaries, bonuses, termination agreements and other executive officer benefits as well as certain grants of stock options.

     Although the Board of Directors delegated certain responsibilities as described above to the Compensation Committee, in determining compensation for directors, officers and other managerial personnel for 1999, the Board of Directors as a whole either ratified the actions of the Compensation Committee or acted directly with respect to such decisions. As of the date of this joint report, the Board of Directors is comprised of Messrs. Bartel, Berce, Cox, Dunham, Robinson and Wynne. Mr. Dunham abstained from all compensation decisions with respect to himself for his service as Chief Executive Officer and Chairman of the Board of Directors.

1999 COMPENSATION

     Base Salary. The base salaries of executive officers are established in consideration of the competitive market for executives of comparable levels at companies of a comparable stage of development. In establishing base salaries for INSpire's executive officers, INSpire has engaged a consulting group (the "Consultant") to prepare independent job evaluations and market research reports for INSpire. The Consultant uses a formal compensation point factor system that evaluates appropriate compensation for an executive position based on the know-how and problem-solving abilities required in connection with, and the accountability with respect to, such position. INSpire obtains a salary survey from the Consultant at least once each year to ensure that INSpire's executive compensation is competitive in the marketplace.

     The Board of Directors caused INSpire to enter into employment agreements with Messrs. Dunham, Lynn and Robinson in July 1997. The Board of Directors believed these contracts to be necessary to ensure the continuation of experienced management familiar with INSpire after its initial public offering. The Board of Directors caused INSpire to enter into employment agreements with Messrs. Smith and Aldredge in 1998, and Mr. Meister in 1999. The Board of Directors believed these contracts to be necessary to hire and retain management that the Board of Directors believes to be vital to INSpire's continued growth, development and success. All of these employment agreements require certain annual compensation to these individuals, which for Messrs. Dunham, Smith, Robinson and Meister for 1999 are included in the Summary Compensation Table set forth above. The Board of Directors believes the annual compensation provided to each of INSpire's executive officers, whether pursuant to an employment agreement or otherwise, is commensurate with the responsibilities, experience and individual performance of such executive officer.

     Bonuses. The criteria in awarding bonuses to executive officers is established by the Compensation Committee pursuant to the 1998 Annual Bonus Plan. If such criteria are not met, no bonuses will be granted to executive officers.

     Stock Options. The Board of Directors believes that equity ownership in INSpire provides important incentives to INSpire's directors, officers and significant employees to enhance the financial performance of INSpire and encourage the continued creation of shareholder value. The Stock Option Plan is also designed to enhance INSpire's ability to attract and retain qualified management and other personnel necessary for the success and progress of INSpire. Stock options are granted to the executive officers on a discretionary basis based on INSpire's performance and the executive officer's contributions to INSpire. The number of stock options granted to each of the named executive officers in 1999 is set forth under "Management -- Executive Compensation -- Option Grants in Last Fiscal Year." These grants were made in 1999 to reward the performance of these individuals for their past performance and to encourage retention of these individuals in a competitive marketplace for such executive talent. The amounts of the grants were based on each individual's responsibilities and contributions to INSpire without establishing any specific quantitative formula.

     Stock Options Repricing. Due to an extended decline in the Company's stock price, the Board of Directors determined that the number of options outstanding with an exercise price significantly above the market price was no longer an effective tool for retaining key management and employees. Therefore, effective December 21, 1999, the Board of Directors approved a stock option repricing program pursuant to which 877,657 unexercised stock options held by eligible employees and directors were amended to have an exercise price of $6.00. The amended exercise price represented a premium of approximately 50% over the market price of INSpire's common stock on the date of repricing. All other terms of the options, including vesting and expiration dates, remained the same.

1999 COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Mr. Dunham's base salary, bonus and grants of options were determined in accordance with the same procedures and standards as for other executive officers of INSpire.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

     In 1999, INSpire was subject to compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"). Section 162(m) provides that compensation in excess of $1,000,000 paid to the chief executive officer of INSpire and the four highest compensated officers of INSpire (other than the chief executive officer) cannot be deducted by INSpire for federal income tax purposes unless, in general, such compensation is performance based, is established by a committee of outside directors, is objectively determined and the plan or agreement providing for such performance-based compensation is approved by shareholders. All compensation paid to executive officers during 1999 was tax deductible to INSpire. The Compensation Committee expects all compensation paid to executive officers during 2000 to be tax deductible to INSpire. In the future, however, the Compensation Committee may determine to adopt a compensation program that does not satisfy the conditions of Section 162(m) if, in its judgment after considering the additional costs of not satisfying Section 162(m), such program is appropriate.

COMPENSATION COMMITTEE                          BOARD OF DIRECTORS
R. Earl Cox, III, Chairman                      F. George Dunham, III, Chairman
Harry E. Bartel                                 Harry E. Bartel
Daniel E. Berce                                 Daniel E. Berce
Mitch S. Wynne                                  R. Earl Cox, III
                                                Jeffrey W. Robinson
                                                Mitch S. Wynne

                               PERFORMANCE GRAPH

     The following performance graph sets forth the cumulative total shareholder return for the Common Stock, the S&P 500 Index and the Nasdaq Computer & Data Processing Index for the period indicated. The performance graph assumes $100 invested in the Common Stock at its closing price on August 22, 1997, the date on which the Common Stock commenced trading on the Nasdaq National Market, and in each of the S&P 500 Index and the Nasdaq Computer & Data Processing Index on the same date. The performance graph also assumes the reinvestment of all dividends, if any. The dates on the performance graph represent the last trading day of each month indicated.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
    INSPIRE, THE S&P 500 INDEX, AND NASDAQ COMPUTER & DATA PROCESSING INDEX

                                    [GRAPH]

                         8/22/97   9/97   12/97   3/98   6/98   9/98   12/98   3/99   6/99   9/99   12/99
                         -------   ----   -----   ----   ----   ----   -----   ----   ----   ----   -----
INSpire Insurance
  Solutions, Inc. .....    100     151     174    277    277    295     230    238    181     86      57
S&P 500 Index..........    100     103     106    120    123    111     134    144    154    144     166
Nasdaq Computer & Data
  Processing Index.....    100      99      93    123    137    129     167    200    209    215     352

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth, as of April 15, 2000, certain information with respect to the beneficial ownership of the Common Stock by (i) each person known by INSpire to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director of INSpire, (iii) each named executive officer as of such date and (iv) all directors and executive officers as a group.

                                                               NUMBER OF SHARES    PERCENT OF SHARES
NAME OF BENEFICIAL OWNER                                      BENEFICIALLY OWNED   BENEFICIALLY OWNED
------------------------                                      ------------------   ------------------
Millers Insurance...........................................      4,606,875(1)            24.1%
  777 Main Street, Suite 1000
  Fort Worth, Texas 76102
Buena Venture Associates, L.P. .............................      2,135,000(2)            11.2
  201 Main Street, Suite 3200
  Fort Worth, Texas 76102
Massachusetts Financial Services Company....................      2,109,430(3)            11.0
  500 Boylston Street
  Boston, Massachusetts 02116
Eagle Asset Management, Inc. ...............................      1,068,174(4)             5.6
  880 Carillon Parkway
  St. Petersburg, Florida 33716
Warburg Pincus Asset Management, Inc. ......................        965,100(5)             5.1
  466 Lexington Avenue
  New York, New York 10017
F. George Dunham, III.......................................      1,232,757(6)             6.1
Jeffrey W. Robinson.........................................        158,268(7)               *
James P. Strickland.........................................         45,000(7)               *
John Aldredge...............................................         10,000(7)               *
Ronald O. Lynn..............................................        151,418(8)               *
Robert K. Agazzi............................................        168,045(9)               *
Harry E. Bartel.............................................         12,375(10)              *
Daniel E. Berce.............................................          4,125(11)              *
R. Earl Cox, III............................................         12,375(10)              *
Mitch S. Wynne..............................................         36,875(12)              *
John F. Pergande............................................              0                  *
Greg B. Kent................................................              0                  *
All directors and executive officers as a group (12
  individuals)..............................................      1,831,238(13)            9.6

---------------

  *  Less than 1%.

 (1) Based on the Schedule 13G/A filed by Millers American Group, Inc., Trilogy Holdings, Inc. and Millers Insurance with the SEC on January 21, 2000.

 (2) Based on the Schedule 13D filed by Buena Venture Associates, L.P. with the SEC on October 28, 1999.

 (3) Based on the Schedule 13G/A filed by Massachusetts Financial Services Company with the SEC on February 18, 2000.

 (4) Based on the Schedule 13G filed by Eagle Asset Management, Inc. with the SEC on January 10, 2000.

 (5) Based on the Schedule 13G filed by Warburg Pincus Asset Management, Inc. with the SEC on January 13, 1999.

 (6) Includes 10,600 shares of Common Stock held in trusts, of which Mr. Dunham or a person controlled by Mr. Dunham is trustee, for the benefit of certain family members of Mr. Dunham, and 992,214 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 15, 2000.

 (7) Represents shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 15, 2000.

 (8) Includes 148,418 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 15, 2000.

 (9) Includes 4,640 shares of Common Stock held in trusts, which Mr. Agazzi or a person controlled by Mr. Agazzi is trustee, for the benefit of certain family members of Mr. Agazzi and 19,688 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 15, 2000.

(10) Includes 7,875 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 15, 2000. Does not include options covering additional shares expected to be granted following the Annual Meeting pursuant to the Director Plan.

(11) Represents shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 15, 2000. Does not include options covering additional shares expected to be granted following the Annual Meeting pursuant to the Director Plan.

(12) Includes 24,000 shares of Common Stock held in trusts, of which Mr. Wynne or a person controlled by Mr. Wynne is trustee, for the benefit of certain family members of Mr. Wynne, and 7,875 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 15, 2000. Does not include options covering additional shares expected to be granted following the Annual Meeting pursuant to the Director Plan.

(13) Includes 1,401,338 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 15, 2000.

                                   PROPOSAL 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors, upon the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP, independent certified public accountants, as independent auditors of INSpire's financial statements for 2000. Deloitte & Touche LLP has acted as auditors for INSpire since 1996.

     The Board of Directors has determined to afford the Shareholders the opportunity to express their opinions on the matter of auditors, and, accordingly, is submitting to the Shareholders at the Annual Meeting a proposal to ratify the appointment by the Board of Directors of Deloitte & Touche LLP. If a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on this proposal are not voted in favor of the ratification of the appointment of Deloitte & Touche LLP, the Board of Directors will interpret this as an instruction to seek other auditors. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF INSPIRE'S FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2000.

     It is expected that representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be available to respond to appropriate questions. These representatives will be given an opportunity to make a statement if they desire to do so.

                              CERTAIN TRANSACTIONS

MILLERS MASTER SERVICES AGREEMENT

     On December 30, 1999, INSpire entered into a consolidated Master Services Agreement (the "Millers Master Services Agreement") with Millers American Group, Inc. ("Millers American"), of which Millers Insurance is an indirect wholly-owned subsidiary, and its subsidiaries (collectively, the "Millers Group"), which supercedes the claims services contracts, policy services contract, information services contract and other outsourcing contracts described below. The Millers Master Services Agreement includes seven service addendums, each applicable to a certain line or lines of business with specific Millers Group entities, pursuant to which INSpire performs policy administration, claims administration and/or information system services.

Generally, these service addendums provide for INSpire to be paid a percentage of written premiums, subject to a monthly minimum, for policy administration, a percentage of earned premium and a percentage of incurred catastrophe losses for claims administration, a percentage of written premium, subject to a monthly minimum, for information system services and an hourly fee for the services of consultants and programmers. The Millers Master Services Agreement provides that the aggregate fees due and payable to INSpire will be reduced when such monthly fees reach certain levels, based on a sliding scale of discount rates set forth in the agreement. Each service addendum executed pursuant to the Millers Master Services Agreement is effective through December 31, 2004, at which time it will be automatically extended unless earlier terminated.

     Claims Services Contracts. Effective October 1, 1997, INSpire, Millers Insurance and Millers Casualty entered into a claims administration services agreement (the "Claims Services Agreement"), which provides for INSpire to perform claims administration services for and on behalf of Millers Insurance and Millers Casualty. Under the Claims Services Agreement, each of Millers Insurance and Millers Casualty pays a fee per claim administered and a monthly fee for claims open greater than 31 days, both of which are in an amount that depends on the insurance policy line under which a claim is administered, and a fee per hour for the services of consultants and programmers. The Claims Services Agreement was amended in 1998 to provide that INSpire will perform claims administration services to Millers Insurance with respect to three general agents that Millers Insurance or Millers Casualty entered into agency relationships with during 1998. For the year ended December 31, 1999, Millers Insurance and Millers Casualty paid INSpire aggregate service fees of $8.8 million under the Claims Services Agreement. The Claims Services Agreement was superceded by the Millers Master Services Agreement executed on December 30, 1999.

     INSpire and the Specialty Personal Lines Division of Millers Insurance are parties to a service contract effective as of April 1, 1997 under which INSpire provides claims administration services to Millers Insurance with respect to nonstandard auto policies issued by Sun Coast General Insurance Agency ("Sun Coast"). During 1998, INSpire and Millers Insurance agreed to amend the Sun Coast Services Contract to increase the rate charged by INSpire for claims administration services. Millers Insurance paid INSpire fees for services related to policies issued by Sun Coast of $2.2 million in 1999. The Sun Coast Services Contract was superceded by the Millers Master Services Agreement executed on December 30, 1999.

     Policy Services Contract. Effective October 1, 1997, INSpire, Millers Insurance and Millers Casualty entered into a policy administration services agreement (the "Policy Services Agreement"), which provides for INSpire to perform policy administration services for and on behalf of Millers Insurance and Millers Casualty. In 1999, Millers Insurance and Millers Casualty paid INSpire aggregate service fees of approximately $3.6 million under the Policy Services Agreement. The Policy Services Agreement was superceded by the Millers Master Services Agreement executed on December 30, 1999.

     Information Services Contract. Effective October 1, 1997, INSpire, Millers Insurance and Millers Casualty entered into a second amended information services contract (the "Second Amended Information Services Contract"), which provides for INSpire to provide certain information technology ("IT") services to Millers Insurance and Millers Casualty, including telecommunications services, hardware services, application software services, system software services, network services and system integration services. Under the Second Amended Information Services Contract, each of Millers Insurance and Millers Casualty pays monthly service fees based on the amount and type of services provided, subject to a minimum monthly fee. In addition, each of Millers Insurance and Millers Casualty pays a fee per hour for modifications by INSpire to INSpire-supplied application software. For the year ended December 31, 1999, Millers Insurance and Millers Casualty paid INSpire aggregate service fees of $7.6 million under the Second Amended Information Services Contract. The Second Amended Information Services Contract was superceded by the Millers Master Services Agreement executed on December 30, 1999.

     Outsourcing Services Contracts with Millers Casualty. Effective May 1, 1997, INSpire and Millers Casualty entered into a policy administration services agreement, which was amended effective October 1, 1997 (the "Policy Administration Services Agreement"), pursuant to which INSpire provides policy administration services for Millers Casualty's homeowners line of business in Florida. For the year ended December 31, 1999, Millers Casualty paid INSpire aggregate fees of approximately $1.0 million under the

Policy Administration Services Agreement. The Policy Administration Services Agreement was superceded by the Millers Master Services Agreement executed on December 30, 1999.

     Effective June 1, 1997, INSpire and Millers Casualty entered into a claims administration services agreement (the "Claims Administration Services Agreement") pursuant to which INSpire provides claims administration services for Millers Casualty's homeowners line of business in Florida. For the year ended December 31, 1999, Millers Casualty paid INSpire aggregate fees of approximately $1.1 million under the Claims Administration Services Agreement. The Claims Administration Services Agreement was superceded by the Millers Master Services Agreement executed on December 30, 1999.

ASSET AND EMPLOYEE TRANSFER AGREEMENT

     On September 1, 1999, INSpire entered into an asset and employee transfer agreement (the "Phoenix Acquisition") with Millers American pursuant to which INSpire agreed to acquire from Millers American for a purchase price of $3.5 million certain assets and employees used in the conduct of its policy and claims administration with respect to its policies written by Phoenix Indemnity Insurance Company. In conjunction with this transaction, which is expected to close upon obtaining all necessary regulatory authority approvals, INSpire entered into a Service Addendum to the Company's Master Services Agreement with Millers American to provide certain policy and claims administration services with respect to the Phoenix Indemnity book of business (the "Phoenix Services Agreement") for a period of ten years beginning September 1, 1999. For the year ended December 31, 1999, Millers Insurance paid INSpire service fees of $4.1 million under the Phoenix Services Agreement.

BENEFITS ADMINISTRATION CONTRACT

     Effective July 1, 1997, INSpire and Millers Insurance entered into a benefits administration contract (the "Benefits Administration Contract") pursuant to which Millers Insurance provides INSpire with certain benefits administration services, including payroll, and INSpire pays Millers Insurance a service fee of $15,000 per month. The term of the Benefits Administration Contract is three years. Effective January 1, 1998, INSpire and Millers Insurance amended the Benefits Administration Contract to provide that INSpire shall provide Millers Insurance, rather than Millers Insurance providing to INSpire, the benefits administration services specified in the Benefits Administration Contract, and Millers Insurance shall pay INSpire a service fee of $15,000 per month. For the year ended December 31, 1999, Millers Insurance paid INSpire aggregate service fees of $180,000 under the Benefits Administration Contract, as amended.

CONSULTING AGREEMENT

     Effective March 15, 1998, INSpire entered into a consulting agreement with Stuart H. Warrington pursuant to which Mr. Warrington retired as an executive officer of INSpire. The consulting agreement provides that Mr. Warrington would serve as a consultant to INSpire until May 30, 1999 for a consulting fee of $2,000 per month and would be fully vested with respect to options for 139,731 shares of Common Stock granted to Mr. Warrington on March 12, 1997, which were scheduled to vest in three equal annual installments commencing on the date of grant. Mr. Warrington also retained the vested portion of options granted effective August 22, 1997, covering 19,563 shares of Common Stock. The consulting agreement also provides for deferred annual compensation of $40,000 to be paid each year for the 20-year period commencing January 1, 1999 and ending December 31, 2018. The consulting agreement contains noncompetition and confidentiality provisions. Mr. Warrington founded SDS and served in one or more capacities as its President, Chief Executive Officer and Chairman of the Board from inception in 1981 until July 1997 and served from July 1997 until March 15, 1998 as an executive officer of INSpire.

SEPARATION AGREEMENT

     On May 7, 2000, INSpire entered into a separation agreement with F. George Dunham, III in connection with his resignation from all positions held with INSpire. Pursuant to the agreement, Mr. Dunham received a payment of $1.3 million and continued health care coverage for him and his family for a period of up to three years. INSpire also agrees to provide Mr. Dunham with a legal defense in any actions brought against him arising out of his role as an officer or director during the period of his employment. In return for the above consideration, Mr. Dunham agrees to keep certain information regarding INSpire confidential and not to interfere with INSpire's business or solicit any of INSpire's employees or customers for a period of three years. In addition, the parties entered into a mutual release of claims as part of the separation agreement.

MISCELLANEOUS

     INSpire leases its approximately 129,400 square foot corporate headquarters in Fort Worth, Texas from IIS Realty, Ltd., a Texas limited partnership (the "Partnership") pursuant to a lease agreement, dated as of November 13, 1998 (the "Lease Agreement") and amendments to the Lease Agreement effective May 1, 1999 and November 1, 1999. F. George Dunham, III owns a 50% interest in the Partnership and Messrs. Bartel, Cox and Wynne own in equal parts the remaining 50% interest. The term of the Lease Agreement is ten years, with one renewal option of five years. The Lease Agreement, as amended, provides for monthly rental payments of approximately $86,000 for the first five years, $97,000 for the next five years, and $108,000 for the five-year renewal period, plus taxes, insurance and maintenance costs. For the year ended December 31, 1999, INSpire made rental payments of approximately $835,000 to the Partnership under the Lease Agreement.

     INSpire leases its principal Sheboygan, Wisconsin facility pursuant to a lease dated March 12, 1997 (the "Building Lease"). The building is owned by Riverview Building, LLC ("Riverview"), which is controlled by Stuart H. Warrington, a former executive officer of INSpire. The term of the Building Lease ends February 28, 2007. Pursuant to the Building Lease, Riverview leases to INSpire approximately 28,100 square feet of office space at a monthly rate of approximately $21,000 for the first four years, $23,000 for the next five years, and $25,000 for the last year. For the year ended December 31, 1999, INSpire paid Riverview approximately $248,000 under the Building Lease.

     INSpire and Millers Insurance are parties to a sublease agreement, dated as of January 1, 1997, pursuant to which Millers Insurance subleases to INSpire certain furniture, equipment and other personal property that Millers Insurance has leased from third parties under various equipment leases for the benefit of INSpire. The sublease payments by INSpire to Millers Insurance under the sublease equal the lease payments by Millers Insurance to the lessors under the respective leases.

     Prior to INSpire's initial public offering, Millers Insurance, INSpire and the other subsidiaries of Millers Insurance were parties to the Tax Allocation Agreement. Under the Tax Allocation Agreement, Millers Insurance was required to pay INSpire an amount equal to any decrease in the income taxes otherwise payable by the Millers Insurance consolidated tax group attributable to any net losses of INSpire. Conversely, the Tax Allocation Agreement required INSpire to pay to Millers Insurance the amount of any income taxes that INSpire would have paid if it had not been included in the Millers Insurance consolidated tax group. Effective August 23, 1997, the Tax Allocation Agreement was terminated as it related to INSpire due to INSpire leaving the Millers Insurance consolidated tax group at the time of INSpire's initial public offering. The agreement to terminate the Tax Allocation Agreement provides that INSpire will indemnify the other members of the Millers Insurance consolidated tax group for any of the group's income taxes and related expenses attributable to INSpire and Millers Insurance will indemnify INSpire for any income taxes and related expenses attributable to any members of the consolidated tax group other than INSpire.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires directors and officers of INSpire, and persons who own more than 10% of the Common Stock, to file with the SEC initial reports of Common Stock ownership and reports of changes in such ownership. A reporting person must file a Form 3 -- Initial Statement of Beneficial Ownership of Securities within 10 days after such person becomes a reporting person. A reporting person must file a Form 4 -- Statement of Changes of Beneficial Ownership of Securities within 10 days after any month in which such person's beneficial ownership of securities changes, except for certain changes exempt from the reporting requirements of Form 4. Such exempt changes include stock options granted under a plan qualifying pursuant to Rule 16b-3 under the Exchange Act. A reporting person must file a Form 5 -- Annual Statement of Beneficial Ownership of Securities within 45 days after the end of the issuer's fiscal year to report any changes in ownership during such year not reported on a Form 4, including changes exempt from the reporting requirements of Form 4.

     The SEC's rules require INSpire's reporting persons to furnish INSpire with copies of all Section 16(a) reports that they file. Based solely upon a review of the copies of such reports furnished to INSpire and written representations that no other reports were required with respect to the year ended December 31, 1999, INSpire believes that the reporting persons have complied with all applicable Section 16(a) filing requirements for 1999 on a timely basis, except for Forms 4 due in January 2000 with respect to Messrs. Agazzi, Aldredge, Bartel, Berce, Cox, Lynn, Robinson, Strickland and Wynne, which were filed late.

              SHAREHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

     To be considered for inclusion in INSpire's proxy statement for the 2001 annual meeting, shareholder proposals must be received at INSpire's principal executive office no later than January 19, 2001. Pursuant to Rule 14a-4(c)(1) under the Exchange Act, if INSpire has notice of any shareholder proposal intended to be presented at the 2001 annual meeting after April 2, 2001, then a proxy will have the ability to confer discretionary authority to vote on such proposal.

                           INCORPORATION BY REFERENCE

     With respect to any future filings with the Commission into which this Proxy Statement is incorporated by reference, the material under the headings "Joint Report of the Compensation Committee and the Board of Directors on Executive Compensation" and "Performance Graph" shall not be incorporated into such future filings.

                           FORWARD-LOOKING STATEMENTS

     All statements other than statements of historical fact included in this Proxy Statement, including without limitation statements regarding INSpire's financial position, business strategy and plans and objectives of management of INSpire for future operations, are forward-looking statements. When used in this Proxy Statement, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to INSpire or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of INSpire's management as well as assumptions made by and information currently available to INSpire's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to difficulties associated with growth, INSpire's dependence on major customers and limited operating history, technological change, competitive factors and pricing pressures, product development risks, changes in legal and regulatory requirements and general economic conditions. Such statements reflect the current views of INSpire with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of INSpire. All subsequent written and oral forward-looking statements attributable to INSpire or persons acting on its behalf are expressly qualified in their entirety by this paragraph.

                                 ANNUAL REPORT

     A copy of INSpire's Annual Report for the year ended December 31, 1999, which contains financial and other information pertaining to INSpire was sent to you on or about April 22, 2000.

                                   FORM 10-K

     A copy of INSpire's Form 10-K for the year ended December 31, 1999 was sent to you on or about April 22, 2000. INSPIRE WILL MAIL ADDITIONAL COPIES OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999 TO EACH SHAREHOLDER OR BENEFICIAL OWNER OF SHARES OF COMMON STOCK WITHOUT CHARGE UPON SUCH PERSON'S WRITTEN REQUEST TO THE INVESTOR RELATIONS DEPARTMENT AT INSPIRE'S EXECUTIVE OFFICES AT 300 BURNETT STREET, FORT WORTH, TEXAS 76102-2799.

                                            By Order of the Board of Directors

                                            [JEFFREY W. ROBINSON]

                                            Jeffrey W. Robinson
                                            President and Chief Operating
                                            Officer

Fort Worth, Texas
May 17, 2000

                        INSPIRE INSURANCE SOLUTIONS, INC.
                               300 Burnett Street
                          Fort Worth, Texas 76102-2799

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                      OF INSPIRE INSURANCE SOLUTIONS, INC.

         I hereby appoint Jeffrey W. Robinson and R. Earl Cox, III, or any one of them acting in the absence of the other, as proxyholders, each with the power to appoint his substitute, and hereby authorize them to represent me and to vote for me as designated on the reverse side, at the annual meeting (the "Annual Meeting") of INSpire Insurance Solutions, Inc., a Texas corporation ("INSpire"), to be held on June 23, 2000, at 10:00 a.m. Central Standard Time, at INSpire's corporate headquarters, 300 Burnett Street, Fort Worth, Texas 76102-2799, and at any postponement or any adjournment thereof.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BELOW, OR IF NO DIRECTION IS INDICATED BELOW, IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS ON EACH PROPOSAL. This proxy will be voted, in the discretion of the proxyholders, upon such other business as may properly come before the Annual Meeting or any adjournment thereof.


          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING:


                                                                                   Nominees: Harry E. Bartel, John F. Pergande,
(1)      The election of directors                                                 Greg B. Kent
                                         WITHHOLD authority
               FOR all nominees       to vote for all nominees       *Exceptions   (INSTRUCTIONS: To withhold authority to vote for
             listed to the right        listed to the right                        any individual nominee, mark the "Exceptions"
                  [ ]                          [ ]                        [ ]      box and write that nominees name in the space
                                                                                   provided below.)

                                                                                   *Exceptions
                                                                                                ------------------------------------


(4) The proposal to ratify the appointment by the Board of Directors of Deloitte & Touche LLP as the independent auditors of INSpire's financial statements for the year ended December 31, 2000:

                  FOR                    AGAINST                    ABSTAIN
                  [ ]                      [ ]                        [ ]

         The undersigned hereby acknowledges receipt of the Proxy Statement dated May 17, 2000 and hereby revokes any proxy or proxies heretofore given to vote at said meeting or any adjournment thereof.

            (PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED
                     SELF-ADDRESSED AND POSTMARKED ENVELOPE)


Signature                                          Date                , 2000
          ---------------------------------------      ---------------
Name
    ---------------------------------------------
                     (Please print)